UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 22, 2009

Frontier Airlines Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51890	20-4191157
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Tower Road, Denver, Colorado	80249
(Address of principal executive offices)	(Zip Code)

720-374-4200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 22, 2009, Frontier Airlines Holdings, Inc. (“Frontier”) announced that Frontier and its subsidiaries, Frontier Airlines, Inc. and Lynx Aviation, Inc. (together, the “Companies”), have entered into an investment agreement with Republic Airways Holdings Inc. (“Republic”) by which Republic has agreed to serve as equity plan sponsor for the Companies’ plan of reorganization and to purchase 100% of the equity in the reorganized company for $108.75 million. The investment agreement is subject to bankruptcy court approval and various customary closing conditions and other closing conditions, including (i) the arrangement of financing or a manufacturer back-stop commitment by the Companies for all firm orders for future aircraft deliveries reflected in the Companies’ business plan, (ii) the Companies’ attainment of a collective bargaining agreement amendment, (iii) Republic’s completion by July 12, 2009 of certain tax due diligence matters with results satisfactory to Republic and (iv) the Companies’ finalization of their fleet plan in a manner acceptable to Republic.  Republic may terminate the Investment Agreement upon the occurrence of certain events, and, if approved by the bankruptcy court, the Investment Agreement provides for payment by the Companies of a termination fee in an amount of $3.5 million to Republic in the event of termination of the Investment Agreement by Republic under certain conditions or the bankruptcy court's approval of a person other than Republic as the plan sponsor.  The Investment Agreement, if approved by the bankruptcy court, also provides that the Companies shall reimburse Republic up to a maximum of $350,000 for certain expenses incurred by or on behalf of Republic in connection with the due diligence, negotiation, preparation, execution, delivery and court approval of the transaction if the Companies are required to pay the termination fee or Republic terminates the Investment Agreement under certain conditions.  The foregoing description of the Investment Agreement is qualified in its entirety by reference to the Investment Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.  Frontier also filed a motion with the bankruptcy court to approve the investment agreement with Republic, subject to higher and better proposals under a court-supervised auction. Frontier will seek court approval of the investment agreement and proposed auction procedures at a hearing scheduled for July 13, 2009, and the investment agreement is not binding on Frontier until such court approval.  Under Frontier’s amended and restated DIP facility dated April 1, 2009, Republic agreed to provide Frontier $40 million in post-petition debtor-in-possession (DIP) financing through December 1, 2009.

The Investment Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Companies. The Investment Agreement contains representations and warranties that the parties to the Investment Agreement made to and solely for the benefit of each other. The assertions embodied in the Companies' representations and warranties are qualified by information contained in confidential disclosure schedules that the Companies provided to Republic in connection with the Investment Agreement. Accordingly, readers should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Investment Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Investment Agreement, which subsequent information may or may not be fully reflected in the Companies' public disclosures.

A copy of the press release dated June 22, 2009 entitled "Frontier Airlines Holdings, Inc. Reaches Investment Agreement with Republic Airways Holdings, Files Plan of Reorganization" is attached hereto as Exhibit 99.01.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit 2.1	Investment Agreement dated as of June 22, 2009 among Republic Airways Holdings Inc., Frontier Airlines Holdings, Inc., Frontier Airlines, Inc. and Lynx Aviation, Inc.**

Exhibit 99.1	Press release dated June 22, 2009 entitled "Frontier Airlines Holdings, Inc. Reaches Investment Agreement with Republic Airways Holdings, Files Plan of Reorganization"

**Pursuant to Regulation S-K, Item 601(b)(2), Frontier agrees to furnish supplementally a copy of any omitted disclosure schedule to the Securities Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FRONTIER AIRLINES HOLDINGS, INC.

Date: June 24, 2009	By: /s/ Sean E. Menke
Its: President and CEO